Exhibit 99.3

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-1 of D.E MASTER BLENDERS 1753 B.V., and any amendments or supplements thereto, including the prospectus contained therein, as an individual to become a director of D.E MASTER BLENDERS 1753 N.V. upon consummation of the transactions described in the Registration Statement, to all references to me in connection therewith, and to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendment or supplement thereto.

By:	/s/ Maria Mercedes M. Corrales
Name: Maria Mercedes M. Corrales Date: May 21, 2012